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                                   EXHIBIT "B"
                         CERTIFICATE OF INCORPORATION OF

                               A. M. CASTLE & CO.


First.  The name of the corporation is A. M. Castle & Co.

Second. Its principal office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware.

Third. The nature of the business, or objects or purposes to be trans-acted, presented or carried on are:

     To manufacture, buy, sell, lease, store, distribute, import, export and deal in and deal with metals and materials of whatever kind and products and by-products thereof in all forms, and in all articles made therefrom; to manufacture, mine, produce, buy, sell, lease, store, distribute, import, export and deal in any articles or materials used in the manufacture, storage, sale or distribution of metals and materials of whatever kind and products and by-products thereof in any form, or in the manufacture, storage, sale or distribution of any article made therefrom;

     To manufacture, purchase or otherwise acquire, and to hold, own, store, distribute, use, sell, lease or otherwise dispose of and deal in and with, at wholesale, retail or otherwise, goods, wares and merchandise and personal property of every class and descrip-tion;

     To furnish and provide services of every kind and nature as princi-pal or agent (including, without limitation, the treating, coating and processing of any materials, products or other personal proper-
     ty) to any persons, firms, associations or corporations;

     To acquire and pay for in cash, stock or bonds of this corporation or otherwise, the goodwill, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities, of any person, firm, association or corporation;

     To acquire, hold, use, sell, assign, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United

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     States or any foreign country, patent rights, licenses and privi-
     leges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation;

     To acquire by purchase, subscription or otherwise, and to receive, hold, own, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, deben-tures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporation, joint stock companies, syndicates, associations, firms, trusts, or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;

     To enter into, make and perform contracts of every kind and de-scription with any person, firm, association, corporation, munici-pality, county, territory, state, body politic or government or colony, possession or dependency thereof;

     To borrow or raise moneys for any of the purposes of the corpora-tion and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corpo-ration for its corporate purposes;

     To loan to any person, firm or corporation any of its surplus funds, either with or without security, provided that no loan of money shall be made by the corporation to any officer or director of the corporation;

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     To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly;

     To have one or more offices, to carry on all or any of its opera-tions and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the states, districts, territories or possessions of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, possession or country; and

     In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporation formed under the General Corpora-tion Law of the State of Delaware, and to do any or all the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in novice limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

Fourth. The total number of shares of stock which the corporation shall have authority to issue is Ten Million (10,000,000) shares of common stock without par value.

The designations and the powers, preferences and rights, and the quali-fications, limitations or restrictions in respect of the shares of stock are:

All of the authorized shares shall be designated Common Stock and each outstanding share of the corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

No stockholder of this corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereaf-

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ter authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockhold-er, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such prices as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stock-holders of any class.

Fifth. The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000).

Sixth. The names and places of residence of the incorporators are as follows:

     Name                               Residence

     S. H. Lovesay .................... Wilmington, Delaware
     F. J. Ohara, Jr. ................. Wilmington, Delaware
     A. D. Grier ...................... Wilmington, Delaware

Seventh.  The corporation is to have perpetual existence.

Eighth. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

Ninth. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     To make, alter or repeal the by-laws of the corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more

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     directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may re-quire it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

     When and as authorized by the affirmative mote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and condi-tions and for such consideration, which may be whole or in part shares of stock in, and/or other securities of, any other corpora-tion or corporations, as its Board of Directors shall deem expedi-ent and for the best interests of the corporation.

Tenth. In the absence of fraud, no contract or transaction between this corporation and any other corporation shall be affected by the fact that the directors of this corporation or any of them are interested in or are directors or officers of such other corporation, and any director individually may be a party to, or may be interested in any such con-tract or transaction of this corporation; and no such contract or transaction of this corporation with any person or persons, firm or association, shall be affected by the fact that any director of this corporation is a party to, or interested in, such contract or transac-tion, or in any way connected with such person or persons, firm or association, provided that the interest in any such contract or transac-tion of any such director shall be fully disclosed, and that such contract or other transaction shall be authorized or ratified by the vote of a sufficient number of the directors of this corporation not so
interested; and each and every person    who may become a director in
this corporation is hereby relieved from any liability that might otherwise exist from thus contracting with this corporation for the benefit of himself of any firm, association, or corporation in which in any wise he may be interested.

Eleventh. Meetings of stockholders may be held without the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of

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the State of Delaware at such place or places as may from time to time be designated by the Board of Directors or in the by-laws of the corpo-ration. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

Twelfth. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reserva-tion.

Any action required or permitted to be taken by the stockholders of the Corporation, whether voting as a class or otherwise, must be taken at a duly called annual or special meeting of the stockholders of the Corpo-ration and may not be taken by consent in writing of such stockholders.

No amendment shall change, repeal or make inoperative any of the provi-sions of this Article Twelfth, unless such amendment receives the affirmative vote of the holders of 66-2/3% of all shares of voting stock of the Corporation.

Thirteenth.  Not used.

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Fourteenth.

           A. Required Vote. The affirmative vote of the holders of 66-2/3% of all shares of stock of the Corporation entitled to vote in an election of directors, considered for the purposes of this Article Fourteenth as one class (referred to in this Article Fourteenth as "voting stock"), shall be required for the adoption or authorization of any "extraordinary business transaction" (as hereinafter defined) with any "interested person" (as hereinafter defined) if, as of the record date for the determination of stock-holders entitled to notice thereof and to vote thereon or consent thereto, or as of the date of any such vote or consent, or imme-diately prior to the consummation of the extraordinary business transaction, such interested person is the beneficial owner, directly or indirectly, of at least 5% of the voting stock of the Corporation; provided, that such 66-2/3% voting requirement shall not be applicable if the extraordinary business transaction is approved by a resolution adopted by the Board of Directors and receives the affirmative vote of a majority of the continuing directors of the Corporation, provided that the continuing direc-tors constitute a majority of the Board of Directors.

           B. Price and Other Requirements. Whether or not a 66-2/3% voting requirement shall be applicable, the cash, or fair market value (as hereinafter defined) of other consideration, to be received per share by common stockholders of the Corporation in an extraordinary business transaction with an interested person involving a distribution to stockholders must not be less than the higher of either:

                   (i) the highest per share price (including brokerage commissions and/or soliciting dealers' fees) paid by such interested person in acquiring any of its holdings of the Corporation's Common Stock during the two year period immedi-ately preceding the first public announcement of the terms of such extraordinary business transaction; or

                   (ii) the book value per share of the Corporation's Common Stock as shown on the Corporation's then most recently published financial statements.

     Furthermore, when a stockholder vote is required under this Article or pursuant to Delaware law, a majority of the continuing directors shall select two independent experts, which experts shall evaluate the terms of any extraordinary business transaction and determine

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     whether they are fair to the holders of the outstanding shares of stock of the Corporation which are not beneficially owned, directly or indirectly, by the interested person. Such experts in making this evaluation shall take into account whether such stockholders receive thereby their proportionate share of the economic benefits which reasonably can be foreseen from the extraordinary business transaction, as well as such other factors as they deem relevant. The Corporation shall pay the reasonable fees and expenses associ-ated with the retention of such experts.

     In addition, when a stockholder vote is required under this Article or pursuant to Delaware law a proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, shall be mailed to the common stockholders of the Corporation and shall contain (i) any recommendations as to the advisability of the extraordinary business transaction which the continuing directors (as hereinafter defined), or any of them, may choose to state, and
     (ii) the opinions received by the Board of Directors from the two independent experts as to the fairness of the terms of the extraor-dinary business transaction.

           C. Certain Definitions. As used in this Article Fourteenth, the following terms shall have the following meanings, respective-ly.

                   1. The term "interested person" shall include any corporation, person or other entity and any other entity with which it or its "affiliate" or "associate" (as hereinafter defined) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 22, 1986, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the Corporation's stock within the meaning of the Securities Act of 1933, as amended.

          An interested person shall be deemed to be the beneficial owner of any shares of stock of the Corporation which the interested person (as defined above) has the right to acquire pursuant to any agreement or upon the exercise of conversion rights, warrants or options, or otherwise.

          The outstanding shares of any class of stock of the Corpora-

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          tion shall be deemed to include shares deemed owned through the application of the preceding paragraph but shall not include any other shares of stock which may be issuable pursu-ant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                   2. The term "extraordinary business transaction" shall include (a) any merger or consolidation of the Corporation with or into any other corporation; (b) the sale, lease, exchange or other disposition of all or any substantial part (meaning assets which represent 10% or more of the total assets of the Corporation as recorded on its books of account or 10% or more of the going concern value of the Corporation as determined by the Board of Directors) of the assets of the Corporation; and (c) the sale or lease to the Corporation or any subsidiary, in exchange for voting securities (or securi-ties convertible into or exchangeable for voting securities) of the Corporation or any subsidiary, of any assets having an aggregate fair market value of more than $5,000,000.

                   3. The term "continuing director" shall mean a person who is not, and has not been during the preceding 5 years, an affiliate or an associate, as defined above, of an interested person and who was a member of the Board of Directors of the Corporation prior to the time that such other entity first acquired more than 5% of the voting stock of the Corporation (this specifically excludes any entity that owned such amount of stock prior to January 22, 1986), or a person designated (whether before or after election as a director) to be a continuing director by a majority of the continuing directors.

                   4. The "fair market value" of other consideration referred to in Section 8 shall be as determined in good faith by the Board of Directors of the Corporation and concurred in by a majority of the continuing directors.

                   5. In the event of a transaction in which the Corpo-ration is the surviving corporation, the "other consideration to be received" as used in Section B shall include Common Stock of the Corporation retained by its existing stockhold-ers.

           D. Determination by the Board of Directors. A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article Fourteenth, on the basis of

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     information known to them, whether:

                   1. such interested person beneficially owns more than 5% of the outstanding shares of voting stock of the Corpora-tion;

                   2. another entity is an "affiliate" or "associate" of interested person;

                   3. another entity has an agreement, arrangement or understanding with interested person; or

                   4. a particular transaction is an "extraordinary busi-ness transaction" for the purpose of this Article Fourteenth.

           E. Other Provisions. Nothing contained in this Article Fourteenth shall be construed to relieve any interested person from any fiduciary obligation imposed by law. The voting requirements of this Article Fourteenth shall be in addition to the voting requirements imposed by law or other provisions of this Certificate of Incorporation in favor of certain classes of stock.

           F. Applicability. The provisions of this Article Fourteenth shall not apply to any extraordinary business transaction involving an interested person if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such person of the substantive terms of such extraordinary business transaction prior to the time such person becomes the beneficial owner, directly or indirectly, of at least 5% of the voting stock of the Corporation.

           G. Amendments. No amendment shall change, repeal or make inoperative any of the provisions of this Article Fourteenth, unless such amendment receives the affirmative vote of the holders of 66-2/3% of all shares of voting stock of the Corporation.

Fifteenth. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach or fiduciary duty as a director except that this Article Fif-teenth shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal

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benefit.

If the Delaware Corporation Law is hereafter amended to authorize the further elimination or limitation of the personal liability of direc-tors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Fifteenth by the stockholders of this Corporation shall not adversely affect any right or protection of any Director of this Corporation or any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection existing at the time of such repeal or modification.

The provisions of this Article Fifteenth shall not be deemed to limit or preclude indemnification, to the extent permitted by Delaware Law, of a director by this Corporation for any liability for a director which has not been eliminated by the provisions of this Article Fifteenth.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corpo-ration Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 21st day of April, 1966.



                                                          S. H. Lovesay(Seal)


                                                          F. J. Ohara, Jr.(Seal)


                                                          A. D. Grier(Seal)

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